Exhibit 10.2

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item (601)(b)(10). Such excluded information is not material and is the type that the registrant treats as private or confidential.

Network Services Terms & Conditions North America

1.       Services and Term.

1.1. Pursuant to the CSA, Cogent will provide the Services ordered by Customer each month up to the Bandwidth Commit to Customer in exchange for the amounts described in the “Monthly Payments” column in Section 2.3 below (the “Monthly Payments”). This CSA shall be effective from the commencement of the CSA Term (“Effective Date”) at which time Customer shall place the Master Service Order for Services up to the Bandwidth Commit using the Order Form provided by Cogent. Following the Effective Date, Customer may order Services in specific locations under the Master Service Order up to the Bandwidth Commit without incurring any charges beyond the Monthly Payments. Customer’s signature on the Order Form constitutes its acknowledgement and agreement that such Services shall be provided in accordance with this CSA, and Cogent will accept all such Order Forms for Services that are in compliance with the terms herein.

1.2. This CSA shall be effective for the CSA Term, subject to Customer’s obligation to make all payments required by Section 2.3. Each Service Order’s Initial Term shall be indicated on the applicable Order Form and any such Initial Term will begin as of the Service Date. Customer will be deemed to have accepted the Service as of the Service Date. At the end of the Initial Term, each Service ordered hereunder will renew for successive Renewal Terms unless and until terminated as provided herein. Notwithstanding any other term to the contrary, this CSA (including any Service Initial Terms and Renewal Terms) shall terminate at the end of the CSA Term; provided that Customer’s obligations to make the Monthly Commitment payments in Section 2.3(a) shall survive such termination (solely to the extent not paid prior to the end of the CSA Term).

1.3. Each Service will be provided to the Service Location specified on the Order Form only. Any relocation of a Service shall be an amendment of such Service requiring the consent of both Parties. Customer’s account must be current in order to make changes to Services or order additional Services.

2.       Service Charges and Billing.

2.1. Invoices for the Monthly Payments (as set forth in the table below) are sent monthly in advance. Customer agrees to pay each Monthly Payment by the last business day of each calendar month without counterclaim, set-off or deduction; provided, the first Monthly Payment shall be due and payable by the last business day of the calendar month of the Effective Date.

2.2. COGENT acknowledges that Customer is claiming it is tax exempt and Customer will provide Cogent with a properly executed exemption form.

2.3. Payment Commitment and Ceiling.

(a) Customer commits to pay Cogent an aggregate Seven Hundred Million ($700,000,000.00) over the CSA Term, in the monthly amounts set forth below (“Monthly Commitments”), subject to such month’s Monthly Payment Ceiling. From time to time, Customer may submit one or more Order Form for the Services under the Master Service Order up to the Bandwidth Commit detailed in the table below and Cogent agrees to provide such Services at any Cogent data center or mutually agreed third party data center. Customer shall provide COGENT with at least thirty (30) days prior written notice of a service order request; provided if COGENT reasonably requires more time due to the volume of any Service Order, the parties will work together in good faith to determine an appropriate longer timeframe. If the aggregate capacity of installed ports at month 13 is projected to exceed the Bandwidth Commit, Customer shall identify to COGENT those installed ports which will be terminated such that Customer will not exceed the Bandwidth Commit at least thirty (30) days prior to the date that the Bandwidth Commit will be exceeded. COGENT will terminate such ports as necessary to bring the aggregate capacity to a level that does not exceed the applicable Bandwidth Commit, so long as COGENT provides Customer with at least thirty (30) days prior advance notice of any such planned termination and permits Customer to select alternative ports for termination (provided such alternative selections are made within ten (10) days of Customer’s receipt of such notice from COGENT). The Monthly Commitments are a take or pay arrangement, and if Customer does not submit sufficient Order Forms to satisfy the Monthly Commitments, Customer will still pay the Monthly Commitment. The Monthly Commitments are as follows:

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(b) Notwithstanding anything to the contrary in this Agreement, other than indemnity obligations set forth in Section 6 and except with respect to any interest that accrues for late payments pursuant to the last sentence of this Section 2.3(b), (i) in no event will cumulative charges paid or payable by Customer under this CSA and the full extent of Customer’s liability to Cogent, whether known or unknown, whether set forth in this CSA or not, including, without limitation, Monthly Payments, Taxes, Initial Costs, Termination Charges or other charges, fees, expenses, or payments of any kind assessed or assessable under this CSA, exceed [***] per month for each of the first twelve months from the Effective Date and an additional [***] in each of the forty-two (42) months of the remaining CSA Term (each as applicable, a “Monthly Payment Ceiling”) and (ii) for the avoidance of doubt, subject to the terms and conditions of this CSA, Customer is required to pay only the amounts described in the “Monthly Payments” column above (and not the amounts described in the “Monthly Implied Average Value” column above, which is included for reference purposes only). Notwithstanding the Payment Ceiling, Customer acknowledges and agrees that a late payment charge shall be added to Customer’s past due balance of the lesser of six percent (6%) per annum or the maximum legal rate.

3.       Service Use and Interruption.

3.1. Customer’s use of COGENT’s Services or Network may only be for lawful purposes and must comply with COGENT’s AUP to the extent such AUP does not limit Customer’s ability to use the Services or Network for Customer’s normal business practices. Transmission of any material in violation of any law, regulation or the AUP is strictly prohibited. Access to other networks connected to COGENT’s Network must comply with such other networks’ rules. Customer may not resell their Service, in whole or in part; provided that the use of the Services by Customer to provide services to its non-wireline customers (in their capacity as such) shall not be considered resale of the Services.

3.2 COGENT’s obligations and Customer’s exclusive remedies for a delayed or failed installation of a Service or the impairment, diminished performance, unavailability or other failure of COGENT’s Network or any Service are stated in the COGENT SLA; provided, however the Parties agree that for the Services ordered hereunder, Service Credits shall be capped at $100,000.00 per annum but may only be used by Customer in subsequent periods beyond the CSA Term, to the extent Customer and COGENT execute another CSA for Services.

4.       Termination, Restriction or Suspension.

4.1. COGENT may terminate the CSA at any time if Customer is in material breach of the CSA (including but not limited to the AUP) and, COGENT has provided Customer with written notice detailing the breach and Customer has failed to cure the breach within thirty (30) days of receipt of written notice.

4.2. Either Party may terminate the CSA if the other Party is in a Material Breach and fails to cure such Material Breach within thirty (30) days after receipt of written notice of the same. All termination notices by Customer must be sent separately for each Service (including terminating one Service location after a Service is switched to a new Service location) and must be sent to terms@cogentco.com.

4.3. If the CSA is terminated for any reason other than by Customer pursuant to Section 4.2 above, Customer’s obligations to pay the Monthly Payments shall survive any such termination on the same monthly schedule detailed in Section 2.3(a). If a Service is terminated prior to the Service Date, Customer shall not be entitled to order the portion of the Bandwidth Commit that such terminated Service represented in the month such Service was ordered.

4.4. If Customer defaults in any of its payment obligations under the CSA, Customer agrees to pay COGENT’s reasonable expenses, including but not limited to legal and collection agency fees, incurred by COGENT in enforcing its rights.

Page 1 of 4 Cogent Communications, Inc. 2450 N St., NW, Washington, D.C., 20037 202.295.4200 www.cogentco.com	Customer:	_______

5.       Disclaimer of Warranty and Limitation of Liability.

5.1. the services are provided “as is,” and neither cogent nor any of its providers, licensors, officers, employees, or agents makes any warranty, condition or guarantee with respect to the services or as to the results to be obtained from the use of the services, under this csa or otherwise. the services are purchased with knowledge of this warranty limitation. cogent expressly disclaims all other warranties, conditions or guarantees of any kind, either express or implied, including, but not limited to any warranties or conditions of merchantability, non-infringement, satisfactory quality, and/or fitness for a particular purpose. cogent does not monitor, and disclaims all liability and responsibility for, the content of any communication transmitted by customer or others, and disclaims all liability and responsibility for unauthorized use or misuse of the services.

5.2. without prejudice to or limiting of cogent’s right to receive payment for each of the monthly payments, each Party’s entire liability for all claims of whatever nature (including claims based on negligence) arising out of this agreement, and the provision by cogent of facilities, transmission, data, services or equipment including, but not limited to, damage to real/personal property, shall not exceed one hundred thousand dollars ($100,000.00) in total; provided, however, that the foregoing limitations shall not apply for (i) the monthly payments due by customer to cogent for the services, which are subject to the aggregate monthly payment ceiling; (ii) death or personal injury caused by cogent, or (iii) for any other liability which may not be excluded or limited under applicable law; and provided, further; that the parties acknowledge and agree that any such liabilities of cogent shall be satisfied by the issuance to the customer of service credits as described in section 3.2 above after payment of the monthly payments.

5.3. customer recognizes that the internet consists of multiple participating networks that are separately owned and not subject to cogent’s control. customer agrees that cogent shall not be liable for damages incurred or sums paid when the services are temporarily or permanently unavailable due to malfunction of, or cessation of, internet services by network(s) or internet service providers not subject to cogent’s control, or for transmission errors in, corruption of, or the security of customer information carried on such networks or internet service providers. cogent shall have no liability hereunder for damages incurred or sums paid due to any fault of customer or any third party, or by any harmful components (such as computer viruses, worms, computer sabotage, and ‘denial of service’ attacks). cogent is not liable for any breach of security on the customer’s network, regardless of whether any remedy provided in this csa fails of its essential purpose. without limiting the foregoing, customer agrees that it will not hold cogent responsible for (a) third party claims against customer for damages, (b) loss of or damage to customer’s records or data or those of any third party, or (c) loss or damage to customer associated with the inoperability of customer’s equipment or applications with any component of the services or the cogent network. customer agrees to make all claims related to the services directly against cogent, and waives any right to recover damages (directly or by indemnity) related to the services by claiming against or through a third party to this csa.

5.4. neither party nor anyone else involved in creating, producing, delivering (including suspending or discontinuing services) or supporting the services shall be liable to customer, any representative, or any third party for any indirect, incidental, special, punitive or consequential damages arising out of the services or inability to use the services, including, without limitation, lost revenue, lost profits, loss of technology, rights or services, even if advised of the possibility of such damages, whether under theory of contract or tort (including negligence, strict liability or otherwise).

5.5. no action or proceeding may be commenced by either Party more than one (1) year after the last day of the csa term, and the Parties acknowledge that this limitation constitutes an express waiver of any rights under any applicable statute of limitations which would otherwise afford additional time for such a claim.

6.       Indemnity.

6.1. Both Parties will indemnify, defend and hold harmless the other Party and its directors, officers, employees, affiliates, and its agents and subcontractors from and against any claims, suits, actions, and proceedings from any and all third parties, and for payment of any Losses, to the extent such Losses arise from injuries or damage to persons or real or tangible personal property to the extent the same are caused by the negligent acts or omissions of a Party in the performance of its obligations under this CSA.

7.       Additional Provisions.

7.1. Except as to payment obligations of Customer, neither Party shall have any claim or right against the other Party for any failure of performance due to Force Majeure.

7.2. Neither Party is the agent or legal representative of the other Party, and this CSA does not create a partnership, joint venture or fiduciary relationship between COGENT and Customer. Neither Party shall have any authority to agree for or bind the other Party in any manner whatsoever. This CSA confers no rights, remedies, or claims of any kind upon any third party, including, without limitation, Customer’s subscribers or end-users.

7.3. This CSA for Service is made pursuant to and shall be construed and enforced in accordance with the laws of the State of Delaware without regard to its choice of law principles. Any action arising out of or related to this CSA shall be brought in the District or Federal courts located in Delaware, and Customer consents to the jurisdiction and venue of such courts.

7.4. Notices, if required, must be sent in writing by e-mail, courier or first class mail (postage prepaid) to the appropriate contact point listed on the Order Form, and are considered made when received at that address; provided, that termination notices to COGENT must be sent in accordance with Section 4.2 above. In the event of an emergency, COGENT may only be able to provide verbal notice first; such verbal notice will be followed by written notice. Customer is responsible for accuracy of its information on the Order Form, including points of contact.

7.5. Neither this CSA nor any of the rights, interests or obligations hereunder shall be assigned without the prior written consent of COGENT, in the case of assignment by the Customer, and of the Customer, in the case of any assignment by COGENT.

7.6. Without limiting any other obligation which expressly survives the expiration or prior termination of the term of the CSA, the expiration or prior termination of the term of the CSA shall relieve both Parties of any further obligations hereunder, except with respect to the Sections 2, 3, 4.3, 4.4 and 5 through 7, which shall survive any expiration or termination of these Terms.

7.7. If (but only if) required by COGENT’s or Customer’s agreement with Customer’s Landlord: (a) any cessation or interruption in COGENT’s Service does not constitute a default or constructive eviction by Customer’s Landlord, and (b) Customer agrees to waive and release Landlord and its related parties from any liability in connection with any damages whatsoever incurred by Customer, including lost revenues, which arise, or are alleged to arise, out of any interruption of or defect in the COGENT Service, regardless of whether such interruption or defect is caused by the ordinary negligence (but not the gross negligence or willful misconduct) of a released party.

7.8.    The COGENT Network is owned by COGENT, or its licensors, and is protected by copyright and other intellectual property laws. Customer agrees that title to and ownership of the Services, in any form, shall at all times and in any event be held exclusively by COGENT. Customer shall be entitled to only such rights with respect to the Services as are specifically granted herein.

Page 2 of 4 Cogent Communications, Inc. 2450 N St., NW, Washington, D.C., 20037 202.295.4200 www.cogentco.com	Customer:	_______

7.9.    This CSA, the MIPA and such other written agreements, documents and instruments as may be executed in connection with the CSA and the MIPA are the final, entire and complete agreement between Customer and COGENT and supersede all prior and contemporaneous negotiations and oral representations and agreements, all of which are merged and integrated into this CSA. No purchase order or similar document provided by Customer to COGENT shall be of any force and effect. Any and all amendments shall be in writing and signed by both Parties.

7.10.  This CSA and any Addendum thereto may be executed in one or more counterparts all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the Effective Date.

T-Mobile USA, Inc.

By:	/s/ Peter Osvaldik

Name:	Peter Osvaldik

Title:	Executive Vice President & Chief Financial Officer

Cogent Communications, Inc.

By:	/s/ David Schaeffer

Name:	David Schaeffer

Title:	President and Chief Executive Officer

Page 3 of 4 Cogent Communications, Inc. 2450 N St., NW, Washington, D.C., 20037 202.295.4200 www.cogentco.com	Customer:	_______

Definitions

AUP	COGENT’s Acceptable Use Policy as posted by COGENT at www.cogentco.com. COGENT reserves the right to amend its AUP at any time, effective upon posting on the COGENT website; provided such rights do not unreasonably modify any Customer’s reasonable business practices.
COGENT	Cogent Communications, Inc.
COGENT Network	The telecommunications network and network components owned, operated or controlled by COGENT, including COGENT’s fiber backbone, metropolitan fiber networks, any equipment connected to such fiber, and the software, data and know-how used by COGENT to provide the Services. Where COGENT services a building through its own facilities, the COGENT Network includes those facilities. The COGENT Network does not include customer premises equipment, customer-ordered telephony circuits, and any networks or network equipment not operated and controlled by COGENT.
Customer	Customer identified in the attached Order Form.
CSA	The entire Customer Subscriber Agreement between COGENT and Customer for provision of the Service, consisting of, in order of priority, any Order Form(s), any addendum between the Parties, the Terms and any schedule thereto, and the applicable product rider.
CSA Term	The term of this CSA begins as of the Closing, as such term is defined in the MIPA, and ends on the last day of the fifty-fourth month thereafter.
Equipment	Customer’s equipment, if any.
Force Majeure	Causes beyond a Party’s control, including but not limited to: acts of God; fire; explosion; vandalism; cable cut; storm; flood or other similar occurrences; any law, order, regulation, direction, action or request of any government, including federal, state, provincial, municipal and local governments claiming jurisdiction over a Party or the Service, or of any department, agency, commission, bureau, corporation, or other instrumentality of any such government, or of any civil or military authority; national emergencies; unavailability of materials or rights-of-way; insurrections; riots, terrorist acts or wars (declared/undeclared); or strikes, lock-outs, work stoppages, or other labor difficulties, supplier failures, shortages, breaches or delays.
Initial Costs	Greater of (a) installation fees (if not paid); or (b) all third-party costs and charges incurred by or charged to COGENT on behalf of Customer for the Service, including but not limited to local loop fees, cross-connect charges, and wiring fees.
Initial Term	Initial length of term for any Services ordered pursuant to this CSA, as indicated on the Order Form.
Landlord	Customer’s landlord, building owner or property/telecom manager.
Losses	Costs, fees, liabilities, losses, damages or penalties, including reasonable legal fees.
Material Breach	In the case of (a) Customer, (i) the failure to make any undisputed payment under the terms of the CSA within five (5) days from date of receipt of notice of non-payment; or (ii) a breach of any material provision; and (b) in the case of Cogent, a breach of any material provision this CSA which (x) results in greater than 20% of the COGENT Network being unavailable for thirty (30) consecutive days and (y) is a result of gross negligence or willful misconduct by Cogent
Master Service Order	The initial order form for Services executed by Customer and COGENT on the Effective Date for the aggregate Bandwidth Commit and Monthly Payments.
MIPA	That certain Membership Interest Purchase Agreement by and among Sprint LLC, Sprint Communications, LLC and Cogent Infrastructure, Inc. dated September 6, 2022.
Party or Parties	COGENT and/or Customer.
Renewal Term	A Monthly length of term for any Services ordered pursuant to this CSA, after completion of the Initial Term.
Service(s)	Bandwidth services provided by COGENT under the Customer Subscriber Agreement.
Service Date	The date Cogent makes Services provided pursuant to an Order Form submitted to Cogent pursuant to this CSA available.
SLA	The Service Level Agreement, as attached hereto as Exhibit A.
Space	Rented rack space from COGENT, if any.
Tax or Taxes	All taxes arising in any jurisdiction, including without limitation all: sales, use, excise, value added, consumption, or other transaction taxes, fees, duties, charges or surcharges (however designated) which are imposed on or based on the provision, sale or use of the Service(s) and where the incidence of the tax is on the Customer. Taxes do not include COGENT’s income, franchise, gross receipts or property taxes.
Termination Charge	Single payment equal to the total remaining dollar value of the Master Service Order through the Initial Term.
Terms	Terms and conditions that apply to the Services COGENT provides to Customer.

Page 4 of 4 Cogent Communications, Inc. 2450 N St., NW, Washington, D.C., 20037 202.295.4200 www.cogentco.com	Customer:	_______